Exhibit 99.1

TENDER AND SUPPORT AGREEMENT

This Tender and Support Agreement (this “Agreement”) is made and entered into as of May 26, 2017, by and among First Data Corporation, a Delaware corporation (“Parent”), Minglewood Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and each Person set forth in Schedule A hereto (each, a “Stockholder”).

WHEREAS, as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into an Agreement and Plan of Merger, dated as of the date of this Agreement (the “Merger Agreement”), with CardConnect Corp., a Delaware corporation (the “Company”), Parent has requested each Stockholder, and each Stockholder has agreed, to enter into this Agreement with respect to all shares of common stock, par value $0.001 per share, of the Company (“Company Common Stock”) that each Stockholder Beneficially Owns (as defined below) at any time during the Support Period (as defined below).

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1

AGREEMENT TO TENDER

Section 1.01. Tender of Shares. Each Stockholder agrees (i) to promptly (and, in any event, not later than ten (10) Business Days after the commencement of the Offer) validly tender or cause to be validly tendered into the Offer, pursuant to and in accordance with the terms of the Offer, all of the Covered Shares (free and clear of any liens, encumbrances or restrictions, other than Permitted Encumbrances) and (ii) if such Stockholder acquires Beneficial Ownership of any additional outstanding shares of Company Common Stock during the Support Period, to promptly (and, in any event, not later than the earlier of (a) five (5) Business Days after such Stockholder acquires Beneficial Ownership of such additional outstanding shares of Company Common Stock and (b) the Expiration Date) validly tender or cause to be validly tendered into the Offer, pursuant to and in accordance with the terms of the Offer, all of such additional shares of Company Common Stock (free and clear of any liens, encumbrances or restrictions, other than Permitted Encumbrances).

Section 1.02. No Withdrawal. Each Stockholder agrees not to withdraw, and not to cause or permit to be withdrawn, any Covered Shares from the Offer unless and until (i) the Offer expires without Merger Sub having accepted for payment shares of Covered Shares tendered into the Offer or (ii) this Agreement is terminated in accordance with Section 5.03.

Section 1.03. Conditional Obligation. Each Stockholder acknowledges and agrees that Merger Sub’s obligation to accept for payment shares of Company Common Stock tendered into the Offer, including any Covered Shares tendered by such Stockholder, is subject to the terms and conditions of the Merger Agreement and the Offer.

Section 1.04. Return of Subject Securities. If (i) the Offer is terminated or withdrawn by Merger Sub or (ii) the Merger Agreement is terminated prior to the Offer Acceptance Time, Parent and Merger Sub shall, or shall cause any depository or other party acting on behalf of Parent and Merger Sub to, promptly return to each Stockholder all shares of Company Common Stock tendered by such Stockholder in the Offer.

ARTICLE 2

VOTING AGREEMENT; GRANT OF PROXY

Section 2.01. Voting Agreement. Each Stockholder hereby agrees that, during the Support Period, such Stockholder will not vote any Covered Shares in favor of, or consent to, and will vote against and not consent to, the approval of any (i) Company Takeover Proposal or any other extraordinary transaction involving the Company, other than the Merger, (ii) corporate action the consummation of which would impede, interfere with, prevent or delay the consummation of the Transactions or (iii) other matter substantially facilitating any of the foregoing matters. Each Stockholder shall ensure that, during the Support Period, any other Person having voting power with respect to any of the Covered Shares will not vote any of such shares in favor of or consent to, and will vote against, the approval of the matters described in clauses (i) through (iii) of the preceding sentence.

Section 2.02. Irrevocable Proxy. Each Stockholder hereby revokes any and all previous proxies granted with respect to any of the Covered Shares. By entering into this Agreement, each Stockholder hereby grants a proxy appointing Parent as such Stockholder’s attorney-in-fact and proxy, with full power of substitution, for and in such Stockholder’s name, to vote, express consent or dissent, or otherwise to utilize such voting power with respect to the matters described in clauses (i) through (iii) of Section 2.01 in the manner contemplated by Section 2.01 as Parent or its proxy or substitute shall, in Parent’s sole discretion, deem proper with respect to any of the Covered Shares. The proxy granted by each Stockholder pursuant to this Article 2 is irrevocable and is granted in consideration of Parent and Merger Sub entering into this Agreement and the Merger Agreement and incurring certain related fees and expenses. The proxy granted by each Stockholder shall not be exercised to vote, consent or act on any matter except as contemplated by Section 2.01. The proxy granted by each Stockholder shall be revoked after the Support Period upon termination of this Agreement in accordance with its terms.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

Each Stockholder represents and warrants to Parent and Merger Sub as to such Stockholder, severally but not jointly, that:

Section 3.01. Authorization. The execution, delivery and performance by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby are within the powers (corporate and otherwise) of such Stockholder and, if applicable, have been duly authorized by all necessary corporate, company, partnership or other action. This Agreement constitutes a valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, moratorium or similar law affecting creditors’ rights generally and to rules of law governing specific performance, injunctive relief and other equitable remedies. If such Stockholder is married and (i) the shares of Company Common Stock, Company Options or Company Restricted Stock Awards set forth on the signature page hereto below such Stockholder’s name constitute community property under applicable Law or (ii) any shares of Company Common Stock, Company Options or Company Restricted Stock Awards of which such Stockholder acquires Beneficial Ownership during the Support Period could constitute community property under applicable Law, then this Agreement has been duly authorized, executed and delivered by, and constitutes the valid and binding agreement of, such Stockholder’s spouse, enforceable against such Stockholder’s spouse in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, moratorium or similar law affecting creditors’ rights generally and to rules of law governing specific performance, injunctive relief and other equitable remedies. If this Agreement is being executed in representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into and perform this Agreement.

Section 3.02. Non-Contravention. The execution, delivery and performance by such Stockholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the certificate of incorporation or bylaws, operating agreement, partnership agreement or other comparable charter or organizational documents, of such Stockholder, if any, (ii) violate any applicable Law, (iii) conflict with or violate or require any consent, approval, notice or other action by any Person under, constitute a default (with or without notice of lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which such Stockholder is entitled under any provision of any Contract binding on such Stockholder or any of Stockholder’s properties or assets, including the Covered Shares or (iv) result in the imposition of any lien, encumbrance or restriction on any asset of such Stockholder, except, in the case of clauses (ii), (iii) and (iv), for such occurrences which would not adversely affect in any material respect the ability of such Stockholder to perform its obligations hereunder.

Section 3.03. Ownership of Shares. Such Stockholder (together with such Stockholder’s spouse if such Stockholder is married and the shares of Company Common Stock, Company Options or Company Restricted Stock Awards set forth in Schedule A opposite such Stockholder’s name constitute community property under applicable Law) is the Beneficial Owner of the shares of Company Common Stock, Company Options and Company Restricted Stock Awards set forth in Schedule A opposite such Stockholder’s name, free and clear of any lien, encumbrance and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of the Covered Shares), other than liens arising under the securities Laws, any liens created by this Agreement, and the restrictions imposed by the applicable grant agreement and plan relating to any Company Options or Company Restricted Stock Awards (collectively, “Permitted Encumbrances”). None of such shares of Company Common Stock or Company Options or Company Restricted Stock Awards is subject to any voting trust or other Contract with respect to the voting of such shares of Company Common Stock, Company Options or Company Restricted Stock Awards (including shares underlying such Company Options or Company Restricted Stock Awards), except as set forth in this Agreement.

Section 3.04. Total Shares. Except for the shares of Company Common Stock set forth in Schedule A (including shares underlying any Company Options or Company Restricted Stock Awards set forth in Schedule A), such Stockholder does not Beneficially Own any (i) shares of capital stock or voting securities of the Company or (ii) options, warrants or other rights to acquire, or securities convertible into or exchangeable for (in each case, whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing), any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company.

ARTICLE 4

COVENANTS OF STOCKHOLDER

Each Stockholder hereby covenants and agrees that:

Section 4.01. No Proxies for, Encumbrances on or Disposition of Shares.

(i) During the Support Period, except pursuant to the terms of this Agreement, such Stockholder shall not, without the prior written consent of Parent, directly or indirectly (except, if such Stockholder is an individual, as a result of the death of such Stockholder), (a) grant any proxies, or enter into any voting trust or other Contract, with respect to the voting of any Covered Shares with respect to the matters described in clauses (i) through (iii) of Section 2.01, (b) sell, assign, transfer, tender, encumber or otherwise dispose of, or enter into any Contract with respect to the direct or indirect sale, assignment, transfer, tender, encumbrance or other disposition of, any such Covered Shares or (c) take any other action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect in any material respect or in any way restrict, limit or interfere in any material respect with the performance of such Stockholder’s obligations hereunder or the transactions contemplated hereby or by the Merger Agreement, or seek to do or solicit any of the foregoing actions. Without limiting the generality of the foregoing, during the Support Period, such Stockholder shall not tender, agree to tender or cause or permit to be tendered any Covered Shares into or otherwise in connection with any tender or exchange offer, except pursuant to the Offer.

(ii) Notwithstanding the foregoing Section 4.01(i): (a) such Stockholder may transfer Covered Shares held by such Stockholder to any member of such Stockholder’s immediate family or to a trust for the benefit of such Stockholder or any member of such Stockholder’s immediate family; provided, however, that any transfer referred to in this sentence shall be permitted only if, as a precondition to such transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Parent, to be bound by all of the terms of this Agreement; (b) such Stockholder may transfer Company Options and Company Restricted Stock Awards as a result of the forfeiture to the Company or cancellation of any equity award pursuant to the terms thereof; and (c) such Stockholder may surrender, forfeit or sell to the Company shares subject to Company Options and Company Restricted Stock Awards owned by such Stockholder that were issued pursuant to an equity award upon the vesting, settlement or exercise of such equity award solely to cover the exercise price thereof or to satisfy tax obligations resulting from such vesting, settlement or exercise.

Section 4.02. Other Offers. Subject to the qualifications set forth in Section 5.11, such Stockholder shall, and shall cause each of its Affiliates and its Representatives to: (i) immediately cease and cause to be terminated any discussions or negotiations with (and provision of information to) any persons (other than Parent) that may be ongoing with respect to a Company Takeover Proposal and (ii) not, directly or indirectly, (A) solicit, initiate, knowingly encourage or knowingly facilitate any inquiries regarding, or the making of any proposal or offer, that constitutes, or could reasonably be expected to lead to, a Company Takeover Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any information in connection with or for the purpose of encouraging or facilitating, a Company Takeover Proposal or (C) approve, recommend or enter into, or propose to approve, recommend or enter into, any letter of intent or similar document, agreement, commitment, or agreement in principle with respect to a Company Takeover Proposal. Stockholder acknowledges and agrees that any action taken by any Representative of such Stockholder which, if taken by such Stockholder, would be a breach of the provisions set forth in this Section 4.02 shall be deemed to constitute a breach of this Section 4.02 by such Stockholder.

Section 4.03 Communications. Such Stockholder hereby (i) consents to and authorizes the publication and disclosure by Parent, Merger Sub and the Company (including in the Offer Documents, the Schedule 14D-9 or any other publicly filed document relating to the Transactions) of (a) such Stockholder’s identity, (b) such Stockholder’s Beneficial Ownership of shares of Company Common Stock, Company Options or Company Restricted Stock Awards (including the number of such shares, Company Options or Company Restricted Stock Awards Beneficially Owned by Stockholder) and (c) the nature of such Stockholder’s commitments, arrangements and understandings under this Agreement, and any other information that Parent, Merger Sub or the Company reasonably determines to be required in any publicly filed document in connection with the Transactions, provided that, Parent shall provide such Stockholder and its counsel reasonable opportunity to review and comment thereon, and Parent shall give reasonable consideration to any such comments, and (ii) agrees as promptly as practicable to notify Parent, Merger Sub and the Company of any required corrections with respect to any written information supplied by such Stockholder specifically for use in any such disclosure document. Parent consents to and authorizes the publication and disclosure by each Stockholder of the nature of its commitments and obligations under this Agreement and such other matters as may be required in connection with the Offer in any Form 4, Schedule 13D, Schedule 13G or other disclosure required by the SEC or other Governmental Authority to be made by any Stockholder in connection with the Offer.

Section 4.04. Additional Shares. In the event that such Stockholder acquires Beneficial Ownership of, or the power to dispose of or vote or direct the disposition or voting of, any additional shares or other interests in or with respect to the Company, such shares or other interests shall, without further action of the parties, be subject to the provisions of this Agreement, and the number of shares of Company Common Stock Beneficially Owned by such Stockholder set forth on the signature page hereto will be deemed amended accordingly. Such Stockholder shall promptly notify Parent and Merger Sub of any such event.

Section 4.05. Waiver of Appraisal and Dissenters’ Rights and Actions. Such Stockholder hereby (i) waives and agrees not to exercise any rights (including under Section 262 of the General Corporation Law of the State of Delaware) to demand appraisal of any Covered Shares or rights to dissent from the Merger which may arise with respect to the Merger and (ii) agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or other Litigation, against Parent, Merger Sub, the Company or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the making or consummation of the Offer or consummation of the Merger, including any Litigation (x) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (y) alleging a breach of any fiduciary duty of the Company Board in connection with the Transactions.

ARTICLE 5

MISCELLANEOUS

Section 5.01. Other Definitional and Interpretative Provisions. Unless specified otherwise, in this Agreement the obligations of any party hereto consisting of more than one (1) Person are joint and several. The words “hereof,” “herein” and “hereunder” and words of similar import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles and Sections are to Articles and Sections of this Agreement unless otherwise specified. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of similar import. The word “or” has the inclusive meaning represented by the phrase “and/or.” “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any Contract (including the Merger Agreement) are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

Section 5.02. Further Assurances. Parent, Merger Sub and each Stockholder (in its capacity as such) will each execute and deliver, or cause to be executed and delivered, all further documents and instruments as the other may reasonably request and use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary and all things the other party may reasonably deem proper or advisable under applicable Law, to consummate and make effective the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each Stockholder shall, to the extent requested by Parent or Merger Sub, promptly cause each other Person having voting power with respect to any Covered Shares to execute and deliver to Parent or Merger Sub a proxy with respect to such shares, which shall be identical to the proxy in Section 2.02.

Section 5.03. Amendments; Termination. Any provision of this Agreement may be amended if, and only if, such amendment is in writing and is signed by each party to this Agreement. This Agreement shall terminate upon the termination of the Support Period; provided, however, that no termination of this Agreement shall relieve any party hereto from any liability for any breach of any provision of this Agreement prior to such termination.

Section 5.04. Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 5.05. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that Stockholder may not assign, delegate or otherwise transfer any of Stockholder’s rights or obligations under this Agreement without the prior written consent of Parent. Any assignment, delegation or transfer in violation of the foregoing shall be null and void.

Section 5.06. Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the internal laws of the State of Delaware without giving effect to the principles of conflicts of law thereof, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies and in respect of the statute of limitations or any other limitations period applicable to any claim, controversy or dispute.

Section 5.07. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in PDF form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document, will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto and the Merger Agreement has become effective. Until and unless each party has received a counterpart hereof signed by the other parties hereto and the Merger Agreement has become effective, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 5.08. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 5.09. Specific Performance. The parties hereto agree that irreparable damage to Parent and Merger Sub would occur, damages would be incalculable and would be an insufficient remedy and no other adequate remedy would exist at law or in equity, in each case in the event that any provision of this Agreement were not performed by Stockholder in accordance with the terms hereof, and that each of Parent and Merger Sub shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically Stockholder’s performance of the terms and provisions hereof, in addition to any other remedy to which Parent or Merger Sub may be entitled at law or in equity. Stockholder hereby waives any defenses based on the adequacy of any other remedy, whether at law or in equity, that might be asserted as a bar to the remedy of specific performance of any of the terms or provisions hereof or injunctive relief in any action brought therefor by Parent or Merger Sub. Stockholder further agrees that neither Parent nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5.09, and Stockholder irrevocably waives any right Stockholder may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 5.10. Defined Terms. For the purposes of this Agreement:

(i) Capitalized terms used but not defined herein shall have the respective meanings set forth in the Merger Agreement.

(ii) Stockholder shall be deemed to “Beneficially Own” or to have acquired “Beneficial Ownership” of a security if Stockholder (a) is the record owner of such security or (b) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such security.

(iii) “Covered Shares” shall mean all shares of Company Common Stock Beneficially Owned by each Stockholder, whether acquired before or after the date of this Agreement.

(iv) “Support Period” shall mean the period from the date of this Agreement through the earliest of: (a) the date upon which the Merger Agreement is validly terminated; (b) the Effective Time; (c) the mutual written consent of the parties hereto or (d) the date on which any amendment, modification or waiver to any provision of the Merger Agreement that reduces the amount of consideration, changes the form of consideration or otherwise adversely affects in any material respect the anticipated benefits to be derived by each Stockholder as a result of the Transactions.

Section 5.11. Action in Stockholder’s Capacity Only. Each Stockholder and each partner, officer, employee or Affiliate of such Stockholder, if a director or officer of the Company, does not make any agreement or understanding herein, and shall not otherwise be subject to the terms of this Agreement, as a director or officer of the Company. Each Stockholder signs this Agreement solely in such Stockholder’s capacity as a Beneficial Owner of the shares of Company Common Stock, Company Options and Company Restricted Stock Awards Beneficially Owned by such Stockholder, and nothing herein shall limit or affect any actions taken in such Stockholder’s capacity, or in any partner, officer, employee or Affiliate of Shareholder’s capacity, as an officer or director of the Company, including complying with or exercising such Stockholder’s, or any partner, officer, employee or Affiliate of Shareholder’s, fiduciary duties as a member of the Company Board.

Section 5.12. Notices. Any notice, request, instruction or other document or other communication to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given (i) when received if given in person or by courier or a courier service (providing proof of delivery), (ii) on the date of transmission if sent by confirmed email, (iii) on the next Business Day if sent by an overnight delivery service (providing proof of delivery), or (iv) five (5) Business Days after being deposited in the U.S. mail, certified or registered mail, postage prepaid:

if to Parent or Merger Sub, to:

First Data Corporation

225 Liberty Street, 29th Floor

New York, NY 10281

Attention: Office of the General Counsel

and to

First Data Corporation

Attention: Adam Rosman

Email: adam.rosman@firstdata.com

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention: Michael J. Aiello and Matthew J. Gilroy

Facsimile No: (212) 310-8007

Email: michael.aiello@weil.com

             matthew.gilroy@weil.com

if to Stockholder, to: the address for notice set forth on the signature page hereto with copies (which shall not constitute notice) to:

CardConnect Corp.

1000 Continental Dr. #300

King of Prussia, PA 19406

Attention: General Counsel

Email: aabrams@cardconnect.com

-and-

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention: Mark Gordon

                 Nicholas G. Demmo

Email: MGordon@wlrk.com

            NGDemmo@wlrk.com

Section 5.13. Submission to Jurisdiction. Each party to this Agreement hereby (i) irrevocably and unconditionally consents to the submission to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware and any State appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any State or Federal court within the State of Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby, (ii) agrees that all claims in respect of such action or proceeding shall be heard and determined in any such court, (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iv) agrees that it shall not bring any action relating to this Agreement or any of the transactions contemplated hereby in any other court. Each of the parties hereto hereby irrevocably waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Person with respect thereto. Each of the parties hereto agrees that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

Section 5.14 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 5.15. Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 5.16. Waiver. No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. A party hereto shall not be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 5.17. No Ownership Interest. All rights, ownership and economic benefits of and relating to the shares of Company Common Stock, Company Options and Company Restricted Stock Awards Beneficially Owned by each Stockholder at a given time shall remain vested in and belong to such Stockholder as of such time, and Parent shall have no authority to exercise any power or authority to direct such Stockholder in the voting of any of the shares of Company Common Stock Beneficially Owned by such Stockholder, except as otherwise specifically provided herein, or in the performance of such Stockholder’s duties or responsibilities as a stockholder of the Company.

Section 5.18. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

FIRST DATA CORPORATION

By:

Name: Frank J. Bisignano
Title: Chief Executive Officer

MINGLEWOOD MERGER SUB INC.

By:

Name: Frank J. Bisignano
Title: Chief Executive Officer

[Signature Page to Tender and Support Agreement]

STOCKHOLDER

FTVentures III, L.P.

Name: David A. Haynes

Notice Information:
555 California Street, Suite 2850
San Francisco, California 94190

SPOUSE OF STOCKHOLDER (if applicable):

Name:

Shares Beneficially Owned	Shares Owned of Record	Shares subject to Options	Shares subject to Restricted Stock Units

9,756,030

Signature Page to Tender and Support Agreement

STOCKHOLDER

FTVentures III-N, L.P.

Name: David A. Haynes

Notice Information:
555 California Street, Suite 2850
San Francisco, California 94190

SPOUSE OF STOCKHOLDER (if applicable):

Name:

Shares Beneficially Owned	Shares Owned of Record	Shares subject to Options	Shares subject to Restricted Stock Units

528,983

Signature Page to Tender and Support Agreement

STOCKHOLDER

FTVentures III-T, L.P.

Name: David A. Haynes

Notice Information:
555 California Street, Suite 2850
San Francisco, California 94190

SPOUSE OF STOCKHOLDER (if applicable):

Name:

Shares Beneficially Owned	Shares Owned of Record	Shares subject to Options	Shares subject to Restricted Stock Units

317,390

Signature Page to Tender and Support Agreement

Schedule A

Stockholder	Shares Beneficially Owned
FTVentures III, L.P.	9,756,030
FTVentures III-N, L.P.	528,983
FTVentures III-T, L.P.	317,390